                                                                   EXHIBIT d(14)

              SECOND AMENDMENT TO SUB-INVESTMENT ADVISORY AGREEMENT

                          Effective as of July 22, 2002

Credit Suisse Asset Management Limited
Beaufort House
15 St. Botolph Street
London EC3A 7JJ

Ladies and Gentlemen:

                  This amends the Sub-Investment Advisory Agreement (the "Sub-Advisory Agreement") dated as of July 14, 2000, as amended May 14, 2002, by and among Credit Suisse Trust, on behalf of the Emerging Markets Portfolio, a duly organized series thereof (the "Portfolio"), Credit Suisse Asset Management, LLC ("CSAM") and Credit Suisse Asset Management Limited (the "Sub-Adviser"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Sub-Advisory Agreement.

                  In consideration of the covenants and agreements expressed herein, the parties agree as follows:

                  1. Effective July 22, 2002, the Sub-Advisory Agreement is hereby amended and restated in its entirety as follows:

                                   "SCHEDULE A

                  CSAM will pay the Sub-Adviser a fee of $250,000 per annum (the "Total Fee"), one quarter of which shall be payable in U.S. dollars in arrears on the last business day of each calendar quarter. The fee for the first period during which this Agreement is in effect shall be pro-rated for the portion of the calendar quarter that the Agreement is in effect. The Total Fee shall be an aggregate fee paid for services rendered with respect to this Portfolio and such other Credit Suisse Funds for which the Sub-Adviser has been appointed as such and which CSAM and the Sub-Adviser agree will be governed by this fee schedule.

                  The portion of the Total Fee allocable with respect to the Portfolio for any calendar quarter or portion thereof is equal to the product of (a) the Total Fee and (b) a fraction: (i) the numerator of which is the average monthly net assets of the Portfolio during such calendar quarter or portion thereof and (ii) the denominator of which is the aggregate average monthly net assets of the Portfolio and other registered investment companies for which the Sub-Adviser has been appointed as such during such calendar quarter or portion thereof (rounded to the nearest thousand dollars)."

                  2. The parties agree that the provisions of the Sub-Advisory Agreement, as amended May 14, 2002, except as amended by this Amendment, shall continue in full force and effect.

                  Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                   Very truly yours,

                                   CREDIT SUISSE ASSET MANAGEMENT, LLC

                                   By: /s/Hal Liebes
                                       -------------
                                   Name:  Hal Liebes
                                   Title: Managing Director

                                   CREDIT SUISSE TRUST on behalf of its EMERGING MARKETS PORTFOLIO

                                   By: /s/Hal Liebes
                                       -------------
                                   Name:  Hal Liebes
                                   Title: Vice President and Secretary

CREDIT SUISSE ASSET
MANAGEMENT LIMITED

By: /s/S. Houghton        G. Wellman
    --------------------------------
Name:  S. Houghton        G. Wellman
Title: Director (Legal)   Managing Director

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